Exhibit 99.1

GENIE ENERGY DECLARES 4th QUARTER DIVIDEND ON PREFERRED STOCK

NEWARK NJ – January 15, 2014:   The Board of Directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA) today declared a fourth quarter 2013 dividend of $0.1594 per share of its Series 2012-A Preferred Stock.

The dividend will be paid on February 14, 2014 to preferred stockholders of record as of the close of business on February 6, 2014.  The ex-dividend date is February 4, 2014.

The distribution will be treated as a return of capital for tax purposes.

This announcement and future announcements of dividend declarations for GNEPRA Series 2012-A Preferred Stock will be filed in Form 8-Ks with the Securities and Exchange Commission and will be posted on the investor relations pages of the Genie Energy website http://genie.com/investors/investor-relations/.  The announcements will no longer be distributed via a wire service.

About Genie Energy Ltd.:
Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com